EXHIBIT 10.3

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT, AS INDICATED BY “XXX”, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLY AGREEMENT

BETWEEN

ZUCKERMAN HONICKMAN, INC.

AND

JONES SODA CO.

THIS SUPPLY AGREEMENT (“Agreement”) is effective as of January 1, 2004 (the “Effective Date”), by and between Jones Soda Co. (also referred to as “Jones” herein) and Zuckerman Honickman, Inc. (also referred to as “ZH” herein).

1. PRODUCT AND QUANTITY. During each calendar year of the Term (as defined below), Jones Soda Co. shall purchase from Zuckerman Honickman, Inc., one hundred percent (100%) of Jones Soda Co.’s requirements for glass bottles having the specifications set forth in Exhibit A attached hereto and incorporated herein (“Specifications”) and such glass bottles substituted for or that replace the bottles having the Specifications set forth in Exhibit A (each specified product a “Bottle” and collectively, “Bottles”).

ZH will have the XXXXX to XXXXX to Jones upon the XXXXX contained in any XXXXX. ZH shall have twenty-one (21) days from its receipt of XXXXX to notify Jones of XXXXX either to XXXXX or XXXXX. If ZH XXXXX, the parties will execute an addendum to this Agreement setting forth the terms upon which such XXXXX.

2. PRICE. Until adjusted as provided herein, Jones Soda Co. shall purchase Bottles from Zuckerman Honickman, Inc. in accordance with the price list set forth in Exhibit B attached hereto and incorporated herein (“Initial Prices”). There shall be no adjustment in the calendar year 2004. For shipments made during the calendar year 2005, the prices shall be increased by XXX percent (XX%) above the 2004 prices. For shipments made during the calendar year 2006, the prices shall be increased by XXX (XX%) above the 2005 prices. Notwithstanding the foregoing, ZH, in cooperation with Owens-Illinois, agrees that pricing for the Bottles will not exceed the prices charged to other customers with like bottles, like finishes, and like quantities.

3. ADDITIONAL PRICE TERMS. The Initial Prices and the Initial Prices as adjusted pursuant to Section 2 above are hereinafter collectively referred to as the “Prices.” Prices are F.O.B. destination as per Exhibit B (such destinations may be mutually amended from time to time in writing by the parties hereto without change to the Prices set forth in Section 2 above, except as noted below for freight costs); however, Prices do not include any applicable excise, use or other tax (but shall not include in any case local, state or federal taxes based upon income). Zuckerman Honickman, Inc. shall ship Bottles to Jones Soda Co. in truckload quantities. It is understood that freight prices could increase or decrease for shipments made to locations not identified on Exhibit B, depending upon the distances to those locations. In the event of such increase or decrease, the Prices shall be adjusted to reflect the actual freight charges (as jointly agreed upon by the parties after verification of such charges) without additional fees or mark-up by ZH.

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.

4. RESPONSIBILITY TO PURCHASE INVENTORIES.

4.1 On the effective date and no later than October 1 of each calendar year, Jones Soda Co. shall provide Zuckerman Honickman, Inc. with its good faith best estimates of Jones Soda Co.’s anticipated requirements for Bottles for the balance of the current calendar year and the succeeding calendar year. Such estimate shall be broken down by Bottle and by monthly requirements. In addition, Jones Soda Co. shall provide Zuckerman Honickman, Inc. with a ninety (90)-day rolling forecast as to its requirements of Bottles, updated no less than monthly. Jones shall be bound to purchase 100% of those quantities of Bottles in each ninety (90) day forecast, but no Bottles in excess of such forecasts other than in Jones’ sole discretion. ZH shall be entitled to treat the 90-day rolling forecast (sometimes referred to as the “PSI”) as a purchase order for the Bottles, consistent with the preceding sentence. Although Zuckerman Honickman, Inc. will use its commercially reasonable best efforts to supply the ninety (90)-day firm commitment set forth in each of Jones Soda Co.’s monthly, rolling forecast, Zuckerman Honickman, Inc. shall not be in default hereunder for its failure to supply a quantity greater than 110% of the quantity originally forecasted for such month; provided, Zuckerman Honickman, Inc. agrees to use its commercially reasonable best efforts to supply such increased quantities above the 110% level. In the event Zuckerman Honickman, Inc. is unable to meet Jones Soda Co.’s requirements, Jones will give written notice to ZH detailing the nature of the alleged lack of quality or quantity of Bottles supplied by ZH, after which ZH will have a seven (7) day period in which to cure the alleged lack of quality or quantity. If ZH is unable or unwilling to do so, Jones shall have the right to use an alternate supplier selected in Jones Soda Co.’s sole discretion, and if required by such alternate supplier, shall have the right to meet minimum purchase requirements established by such alternate supplier which Jones may use to offset requirements under this Agreement. Jones shall use its commercially reasonable best efforts to secure the lowest possible minimum order in such event. When Jones requires additional Bottles after utilizing those ordered from such alternate supplier, Jones’ obligation to purchase its requirements for Bottles pursuant to the terms of this Agreement shall resume.

4.2 Jones Soda Co. authorizes Zuckerman Honickman, Inc. on the basis of the above-described forecasts and firm commitment to produce and maintain a reasonable inventory of Bottles (not to exceed a current ninety (90)-day inventory without the consent of both parties). ZH must maintain a thirty (30) day inventory, and such inventory shall not exceed the ninety (90)-day forecast without the prior written agreement of both parties.

In the event of the expiration or termination of this Agreement for any reason other than termination for cause based upon a material breach or default of Zuckerman Honickman, Inc., Jones Soda Co. shall (upon delivery of such inventory) in addition to any other obligations it may have to Zuckerman Honickman, Inc. hereunder, pay Zuckerman Honickman, Inc. at the then-effective Price for Bottles produced through the date of termination. In no event, however, shall Jones be relieved of its obligations to pay ZH for all Bottles supplied in compliance with its obligations hereunder, plus existing completed complying inventory. Reimbursement for mold costs shall be made pursuant to Section 9.1 below and Exhibit C.

4.3 During the Term of this Agreement, Jones Soda Co. shall be provided free storage of Bottles for a period of one hundred eighty (180) days from the date of manufacture or Jones Soda Co.’s requested shipping date, whichever is later. After that time, storage charges, which are accumulated monthly based on actual Bottle inventories, shall be billed monthly as follows: $.61 per gross per month for 12oz Bottles; and $.91 per gross per month for 20oz Bottles. Storage charges shall be due and payable thirty (30) days after receipt of invoice. Bottles shall be inventoried under this program for one (1) year at which time Jones shall either take delivery of Bottles or said Bottles will be collected at the sole election of Jones after reasonable notice from ZH and Jones Soda Co. will be invoiced at the then-effective Price. Not less than sixty (60) days before any such Bottles are required to be delivered or collected, Zuckerman Honickman, Inc. shall give Jones Soda Co. notice of the number and type of Bottles that are subject to the terms of the preceding sentence. Notwithstanding any other provision in this Section 4.3, Jones Soda Co. shall not be obligated to purchase any Bottles in excess of applicable 90-day rolling forecasts.. Payment for such Bottles, whether delivered or collected, shall be made pursuant to Article 5 hereof.

5. PAYMENT.

5.1 Payment terms will be 1% Net 10, Net 60 days. Interest will be charged at Wall Street Journal “prime rate of interest” plus two (2%) percent per annum on all invoices received by Jones Soda Co and unpaid over sixty (60) days. Shipments from ZH will stop on the 61st day until all invoices are paid current, or unless it has been mutually agreed upon to extend.

In the event that this Agreement is terminated due to a material breach or other fault or action of Jones, Jones shall be obligated to pay ZH for all undisputed invoices, whether or not yet due and payable, as of the date of such breach.

5.2 Zuckerman Honickman, Inc. may, upon ten (10) days written notice to Jones Soda Co., suspend deliveries of Bottles, in the case where Jones Soda Co. has failed or refused to pay the outstanding balance on any previously issued invoice together with reasonable collection fees by Zuckerman Honickman, Inc., and such suspension may continue until such time as such balance is paid. Notwithstanding the foregoing, ZH is required to continue deliveries where Jones’ failure or refusal to pay is the result of a good faith dispute concerning balances owed or ZH’s performance under this Agreement.

5.3 The volume discounts set forth in Exhibit B shall be calculated as of December 31 for the preceding calendar year. In the event Jones Soda Co. becomes eligible for a volume discount, the amount of such discount shall be reflected as a credit to Jones Soda Co. within forty-five (45) of the calendar year end, so long as the amounts owed by Jones to ZH exceed the amount of such credit. In the event the amounts owed by Jones Soda Co. to Zuckerman Honickman, Inc. are less than the amount of the volume discount earned, then Zuckerman Honickman, Inc. shall rebate the difference to Jones Soda Co. within such 30-day period. The volume discounts earned by Jones may be used to offset undisputed amounts owed by Jones to ZH.

6. WARRANTIES.

6.1 Zuckerman Honickman, Inc. represents and warrants to Jones Soda Co. that each Bottle when delivered shall be: (i) manufactured in accordance with Specifications; (ii) free from defects in materials and workmanship; (iii) of good and merchantable quality and meet industry standards food-safe bottles; and (iv) free from any and all lawful security interests, lien or other encumbrance.

6.2 Claims for non-conforming Bottles (“Defective Bottles”) shall be made to Zuckerman Honickman, Inc. as soon as practicable after discovery. Zuckerman Honickman, Inc. shall make arrangements for the return of any Defective Bottles at Zuckerman Honickman, Inc.’s expense. Zuckerman Honickman, Inc. shall replace, at no extra charge to Jones Soda Co., the Defective Bottles within thirty (30) days of determination of the Specification non-conformance, unless replacement of Defective Bottles is not available due to a Force Majeure event as defined in Section 9 hereof. The replacement of Defective Bottles with Bottles complying to Specifications, or the reimbursement of the Price that Jones Soda Co. paid for Defective Bottles, shall be the sole remedies of Jones Soda Co. against Zuckerman Honickman, Inc. relating in any way to the Defective Bottles.

6.3 EXCEPT AS PROVIDED HEREIN, ALL EXPRESS OR IMPLIED WARRANTIES ARE DISCLAIMED BY ZH. In addition, ZH shall not be liable to Jones for any incidental, consequential or punitive damages of any kind as a result of ZH’s breach of any warranty or other term herein. ZH may be liable for incidental or consequential damages provided that they are the result of gross negligence or willful or wanton misconduct on the part of ZH which causes said damages.

7. INDEMNIFICATIONS.

7.1 Zuckerman Honickman, Inc. shall hold harmless and indemnify Jones Soda Co. and its affiliates, and its and their respective directors, officers, agents or employees against any loss, claim, liability or expense (including, without limitation, any reasonable court costs, litigation expense or attorney fees), for the injury or death of any person or for damages to any property arising out of: (i) the failure of the Bottles furnished hereunder to meet Specifications; (ii) Zuckerman Honickman, Inc.’s breach of this Agreement; (iii) Zuckerman Honickman, Inc.’s negligent act, omission, misconduct, or violation of any law in any way relating to this Agreement or the design or manufacture of Bottles; or (iv) patent, copyright or other intellectual property right infringement by Zuckerman Honickman, Inc. or its suppliers, design firms or agents; except to the extent that the separate intervening negligence of Jones Soda Co. is the sole and proximate cause of such loss, liability or expense. This provision relates to direct damages only and does not include any incidental, special, consequential, exemplary or punitive damage. Jones Soda Co. agrees to provide Zuckerman Honickman, Inc. with prompt notice of any claim, and Zuckerman Honickman, Inc. shall have the right and opportunity to defend or resolve the claim with its own counsel and with the reasonable cooperation of Jones Soda Co. In the event a claim is alleged by one or more of Jones’ co-packers. Jones agrees to use commercially reasonable efforts to provide, at Zuckerman Honickman, Inc.’s expense, samples of any defective Bottles from such co-packers to Zuckerman Honickman, Inc. for analysis within 30 days from notice of such defect. In the event a claim is alleged by any person or entity other than one of Jones’ co-packers, then Jones shall promptly provide to ZH samples of any defective Bottles after receipt of any such samples.

7.2 Jones Soda Co. shall hold harmless and indemnify Zuckerman Honickman, Inc. and its affiliates, and its and their respective directors, officers, agents or employees against any loss, claim, liability or expense (including, without limitation, any reasonable court costs, litigation expense or attorney fees), for the injury or death of any person or for damages to any property arising out of (i) Jones’ sole negligence in the storing, handling, processing, transportation, sale or use of Bottles after their delivery to Jones, (ii) Jones Soda Co.’s breach of this Agreement, (iii) Jones Soda Co.’s negligent act, omission, misconduct, or violation of any law in any way relating to this Agreement or Jones Soda Co.’s use of Bottles, or (iv) infringement of any proprietary right for any specifications provided hereunder by Jones Soda Co.; except to the extent that the separate intervening negligence of Zuckerman Honickman, Inc. is the sole and proximate cause of such loss, liability or expense. This provision relates to direct damages only and does not include any incidental, special, consequential, exemplary or punitive damage. Zuckerman Honickman, Inc. agrees to provide Jones Soda Co. with written notice within thirty (30) days of its receipt of any claim for which it seeks indemnity from Jones, and Jones Soda Co. shall have the right and opportunity to defend or resolve the claim with its own counsel and with the reasonable cooperation of Zuckerman Honickman, Inc.

7.3 The provisions of Sections 7.2 and 7.3 hereof shall survive termination of this Agreement for any reason.

8. PALLET CHARGES. All pallets and frames will be billed to Jones Soda Co. as a separate line item. Jones Soda Co. shall be responsible for the replacement of those pallets and frames lost or damaged due to Jones Soda Co.’s negligence. Jones shall only be responsible for the replacement of those pallets and frames lost or damaged due to the negligence of Jones or one or more of Jones’ co-packers. Pallets and frames are returnable and cost $15.00 each. Credit for returns will be reconciled on a quarterly basis. Jones Soda Co. may return bulk pallets and Zuckerman Honickman Inc. shall back haul full trailer loads at Zuckerman Honickman’s expense at such rates, and with such carriers, as reasonably approved in writing by Zuckerman Honickman Inc. The cost of $15.00 will remain unchanged during the Term of this Agreement. It is the responsibility of ZH to manage the pallet inventory and to ensure that an adequate number of pallets and frames are available as needed.

In the event that this Agreement is terminated due to a material breach or other fault or action of Jones, it shall immediately pay ZH at the time of said termination for any pallets or frames which have been lost or damaged due to its negligence.

9. MOLDS.

9.1 Zuckerman Honickman, Inc. shall purchase and own molds used to produce Bottles, including any replacement parts. The costs of such sets shall be amortized over twenty-four (24) months as set forth in Exhibit C. In the event that any cost of such sets remains unamortized pursuant to Exhibit C. Zuckerman Honickman, Inc. shall invoice Jones Soda Co. for such cost. Notwithstanding the foregoing, if this Agreement is terminated based upon a material breach or other fault or action of Zuckerman Honickman, Inc., then Jones Soda Co.’s obligation to make further payments for mold sets shall cease upon such termination. Zuckerman Honickman, Inc. shall maintain the molds and all associated equipment in good working order, and perform all necessary maintenance on, repairs to and replacement of, if necessary, the molds, all at its sole expense during the Term. Zuckerman Honickman, Inc. shall use all molds prepared in connection with this Agreement exclusively for the manufacture and production of Bottles for Jones Soda Co. hereunder and for no other purpose.

(a) In the event that this Agreement shall be terminated based upon a material breach or other fault or action of Jones, its mold payment obligations shall be accelerated and shall all be due, owing and paid as of the date of such termination.

(b) ZH represents and warrants that all amounts due and owing to Owen-Illinois and any other third party for the molds described in Exhibit C have been paid in full. So long as Jones fulfills its obligations under this Agreement with respect to the molds, ZH agrees to indemnify Jones against and hold harmless Jones from any and all claims by Owens-Illinois and any other third party with respect to payment for the molds.

9.2 If Jones Soda Co. requests Zuckerman Honickman, Inc. to produce new proprietary design molds during the Term, and Zuckerman Honickman, Inc. agrees to produce such molds, the parties shall enter into a written agreement regarding the production of such molds and Jones Soda Co.’s payment to Zuckerman Honickman, Inc. for the costs incurred to develop and produce such molds.

10. FORCE MAJEURE.

10.1 Each party shall be relieved of its obligation to perform any part of this Agreement (other than its obligation to make any payment hereunder) to the extent its performance is prevented or rendered impracticable by events beyond its reasonable control, which events may include, without limitation, fire, storm, flood, earthquake, and other Acts of God, and explosion, accident, acts of the public enemy, riots and other civil disturbances, sabotage, strikes, labor disputes, work stoppages, court injunctions, transportation embargoes, shortages of materials, acts, regulations or other requirements of federal, state, county, municipal, or local governments or branches, subdivisions or agencies thereof (“Force Majeure”).

10.2 Each party shall promptly notify the other party of the occurrence of any Force Majeure, which may affect its performance of this Agreement. If any Force Majeure event affecting Zuckerman Honickman, Inc. occurs, Zuckerman Honickman, Inc. shall use commercially reasonable efforts to provide Bottles to Jones Soda Co. from alternate sources not affected by the Force Majeure event. Notwithstanding the foregoing, Jones Soda Co. shall have the right to procure glass bottles from an alternate supplier, selected in Jones Soda Co.’s sole discretion, during the pendency of the Force Majeure event and any following period during which Zuckerman Honickman, Inc.’s ability to perform under this Agreement is affected. If required by such alternate supplier, Jones Soda Co. shall have the right to meet minimum purchase requirements established by such alternate supplier which Jones may use to offset requirements under this Agreement Jones agrees to use its commercially reasonable best efforts to secure the lowest possible minimum order in such event. If any Force Majeure event affecting Jones Soda Co. occurs, Jones Soda Co. shall use commercially reasonable efforts to reallocate Bottle delivery patterns to allow Zuckerman Honickman, Inc.’s delivery of Bottles to any Jones Soda Co. location not affected by such Force Majeure event.

10.3 Performance under this Agreement shall only be excused for the duration of the Force Majeure event and for a reasonable period thereafter based upon the nature of such event.

11. TERM AND TERMINATION.

11.1 This Agreement is effective as of January 1, 2004 (the “Effective Date”) and shall expire at 11:59 p.m. Eastern time, December 31, 2006 (“Initial Term”). The parties may, but are not obligated to, agree to extend this Agreement for additional one-year terms (each, a “Renewal Term”). The Initial Term and any Renewal Term shall be collectively referred to herein as the “Term”.

11.2 Subject to the terms herein, either party shall have the right at any time to terminate this Agreement upon thirty (30) days notification to the other party without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

(a) Material breach by the other party in the performance of any of the provisions of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach to the defaulting party;

(b) Three or more successive breaches of the Agreement notwithstanding prior cure by the defaulting party;

(c) The making by the other party of an assignment for the benefit of creditors;

(d) The appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party; or

(e) The institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against the other party.

11.3 This Agreement may be terminated at any time upon mutual written agreement by Jones Soda Co. and Zuckerman Honickman, Inc.

12. CONFIDENTIALITY.

12.1 Each party, and their respective employees, officers, directors, representatives, subsidiaries, affiliates, assigns, subcontractors and any and all persons or business entitles acting under one or any of them (the “Disclosees”), (1) shall keep confidential the terms of this Agreement and (2) shall treat in confidence and not disclose to others any Confidential Information (as defined below) of the other party hereto, which such Disclosees may have furnished to them by such party or by any third party, or which such Disclosees may have accessed in the performance of this Agreement, except to the extent that any such information is (i) acquired from a third party rightfully having such information and under no obligation to not disclose it to the Disclosees, (ii) already lawfully in the Disclosee’s possession or, (iii) developed by a Disclosee independently of any confidential information disclosed by such disclosing party, or (iv) is or becomes (through no fault of Disclosee) generally available to the public or bottling and beverage industry. For purposes of this Agreement, subject to the four exceptions set forth in the preceding sentence, information regarding a party’s cost of materials, production, raw materials, labor and other costs, suppliers, customers and technology, budgets, forecasts and business plans, whether or not labeled or described by such party as “confidential”, together with any other information identified from time to time by such party as “confidential,” shall be considered “Confidential Information.”

12.2 Each party agrees that it will, during the term of this Agreement and thereafter (1) retain all Information of the other in confidence; (2) not disclose any Confidential Information to any third party without the disclosing party’s permission; (3) use its reasonable efforts to limit access to the others’ Information to those employees who have a need to know the Information for the business purposes of this Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to the disclosing party with the Disclosee’s employees having access to Information, and with third parties having any access to Information; and (4) ensure that all tangible objects and copies thereof in its possession or under its control containing or imparting Information shall be destroyed or returned to the disclosing party, at the disclosing party’s option, at any time upon the disclosing party’s request upon termination of this Agreement. Notwithstanding anything herein to the contrary, upon prior written notice to the other party, either party may disclose Information of the other party where required by law, court or administrative agency order, or subpoena or where reasonably necessary to enforce this Agreement. Either party shall have the right to pursue equitable remedies to enforce the provisions of this Section 12.

13. NOTICES.

All notices from one party to the other under the terms of this Agreement, unless otherwise directed, shall be hand delivered or sent by certified mail or by a responsible overnight courier, addressed to the parties at the addresses indicated below and shall be deemed delivered on the date of receipt, or the business day next succeeding the date of posting if mailed.

If to Zuckerman Honickman, Inc.:

Zuckerman Honickman, Inc.
191 South Gulph Road
King of Prussia, PA 19406
Att: Benjamin Zuckerman
Fax: 610/962-1080

If to Jones Soda Co.:

Jones Soda Co.
234 9th Ave North
Seattle, WA 98109
Att: Jennifer Cue
Fax: 206/624-6857

14. ASSIGNMENT. This Agreement is not assignable or transferable, in whole or in part, by any party except with the prior written consent of the other parties, which shall not be unreasonably withheld. Any attempted assignment in contravention to this Section 14 shall be void and of no effect.

15. INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall create an association, partnership, joint venture or the relations of principal and agent (except as specifically set forth herein). Neither party hereto shall have any authority to bind the other party in any way except as stated herein. The parties recognize that during the period of this Agreement, there may be employees of a party upon the premises of the other party. It is understood and agreed that on such occasions the employees of such party shall remain the employees of such party solely, and such party shall be solely responsible for the wages and benefits for its employees, and any injuries which are sustained by such employees shall be covered under the Workers’ Compensation insurance contracts of the respective employers, to the extent allowed by law.

16. DISPUTE RESOLUTION. The parties shall first attempt to resolve any dispute related to this Agreement in an amicable manner by mediation with a mutually acceptable mediator. If unable to agree upon an acceptable mediator, either party may ask the American Arbitration Association (“AAA”) to appoint a neutral mediator, and the mediation shall be conducted under the Commercial Mediation Rules of the AAA. Any disputes remaining unresolved after mediation shall be settled by binding arbitration conducted in Seattle, Washington under the Commercial Arbitration Rules of the AAA in effect there at the time. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for such equitable, extraordinary or injunctive relief as may be necessary to enforce the respective rights of the parties under this Agreement. The prevailing party in arbitration or litigation shall be entitled to recover its costs and reasonable attorney’s fees, as determined by the arbitrator or other judge.

17. MISCELLANEOUS.

17.1 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability of any jurisdiction shall not of itself invalidate or render unenforceable such provision in any other jurisdiction.

17.2 Waivers; Modifications. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

17.3 Authorization; Binding Effect; Successors and Assigns. Each individual executing this Agreement certifies that he or she is duly authorized to do so. The terms and provisions of this Agreement and the respective rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. Any permitted assignee of this Agreement shall, prior to such assignment, furnish to the other parties evidence of such assignee’s assumption of all liabilities and obligations of the applicable assignor.

17.4 Captions; References. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. Reference herein to sections and subsections without reference to the document in which they are contained are references to this Agreement.

17.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

17.6 Other Terms and Conditions. The parties hereto agree to negotiate in good faith to resolve all other terms and conditions which may materially affect their commercial relationship. If, pending such further negotiations, any issues arise between the parties which are not expressly dealt with in the Agreement or in any written amendment to this Agreement, the parties agree to resolve such issues in an equitable manner by mutual good faith negotiations, and if such negotiations fail, then by arbitration pursuant to Section 15 hereof. The parties further agree that such procedure shall be the exclusive mechanism for resolving the above-mentioned issues, which shall not be affected or governed by any other statutory or documentary provision including any set forth in purchase orders, order acknowledgment forms, invoices or similar documents (collectively “Forms”), and both parties agree and acknowledge that, although Forms will be necessary for orders, forecasts and payments and in general to administer this Agreement, the parties agree that the terms and conditions set forth in this Agreement shall prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of such Forms that add to, vary, modify or are at conflict with the provisions of this Agreement.

17.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No course of dealing or usage of trade shall be used to modify the terms and conditions hereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the day and year set forth below.

ZUCKERMAN HONICKMAN, INC.

By:	/s/
Title:
Date:

JONES SODA CO.

By:	/s/
Title:
Date:

EXHIBIT A

Specifications 12oz and 20oz Bottles

[Schematics of Bottle Design]

EXHIBIT B

Initial Prices

GB-16292, 12 oz. flint LN packed bulk

Annual	World Choice	Delta Beverages

Volume	Burnaby, BC	Woodbridge, ONT.

Levels	Eff. 1/1/04	Eff. 1/1/04

XXX Gross	$XXX per gross	$XXX per gross

All prices F.O.B. destination shown above.

Annual Volume Incentives

300,001+ gross – .5% on total annual volume shipped
350,000+ gross – 2.5% on total annual volume shipped
400,000+ gross – 5.0% on total annual volume shipped
500,000+ gross – 8.0% on total annual volume shipped
600,000+ gross – 10% on total annual volume shipped

The above rebates apply to shipments of GB-16292 only.

C-9245, 20 oz flint packed bulk

Annual	J. Lieb Foods	Delta Beverages

Volume	Forest Grove, OR.	Woodbridge, ONT.

Levels	Eff. 1/1/04	Eff. 1/1/04

XXX Gross	$XXX per gross	$XXX per gross

All prices F.O.B. destination shown above.

The shipping destinations for either Bottle may be mutually amended in writing from time to time by the parties hereto.

The annual volume shipped for each Bottle will stand on its own; i.e., the volume for both of the above Bottles cannot be combined to earn the lower price levels. Volume discounts are based on total annual (calendar year) volume shipped for Jones Soda Co. and not based on volume by region, destination or other subset of total volume.

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.

EXHIBIT C

The east coast mold cost equals $128,078.75, as of December 31, 2003, per set for 20oz. Bottles and such cost shall be reduced over two (2) years at 400,000 gross Bottles per set, based on the original mold cost of $152,372.

The west coast mold cost equals $59,430.00, as of December 31, 2003, per set for 20oz. Bottles and such cost shall be reduced over two (2) years at the rate of $0.42 per gross Bottles delivered (or a total cost equal to 200,000 gross Bottles per set, based on the original mold cost of $83,600).

Jones Soda Co. will pay off the remaining balance of the molds’ cost, after deductions for Bottles delivered as described above, to Zuckerman Honickman, Inc. by no later than 12/31/05, subject to the terms of the Agreement.